Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective as of July 1, 2011 between Virolab, Inc. (the “Company”) and Mohammed A. Salem, Ph.D. (“Salem”) (or collectively referred to as the “Parties”).  The Company desires to retain Salem in the position of Executive Vice President, Regulatory Affairs and Quality to have the benefits of his expertise and knowledge.  Salem, in turn, desires to be employed by the Company as its Executive Vice President, Regulatory Affairs and Quality.  The Parties, therefore, enter into this Agreement to establish the terms and conditions of Salem’s employment as Executive Vice President, Regulatory Affairs and Quality of the Company.

In consideration of the mutual covenants and representations contained in this Agreement, the Company and Salem agree as follows:

1.           Employment of Salem; Duties.  The Company agrees to employ Salem, and Salem agrees to be employed by the Company, as the Executive Vice President, Regulatory Affairs and Quality (“EVP Regulatory”) of the Company. In his role as EVP REGULATORY of the Company, Salem shall report to the Company’s Chief Executive Officer (the “CEO”).  As the EVP REGULATORY, Salem’s key duties will include the normal and customary duties of such position described in exhibit A and such other duties as the Company and Salem shall agree from time to time.  Salem will use his specialized expertise, independent judgment and discretion in executing his job duties.  Salem shall devote all of his time, interest and efforts reasonably necessary to the fulfillment of his duties and responsibilities under this Agreement.  However, Salem may participate as a member of the board of directors or advisory board of other entities and in professional organizations, colleges, universities, research institutions and civic and charitable organizations provided that the activities of any such entity or organization is not in conflict with the interests of the Company and that Salem receives permission from the CEO or from the Board of Directors in advance of accepting any role with such entity or organization.  Furthermore, Salem may continue to undertake teaching assignments and consulting to third party organizations until the Company completes at least five million dollars in financing, provided that (i) the interests and activities of any such third party organization is not in conflict with the interests and activities of the Company; (ii) Salem discloses to the Company the general indications or therapeutic areas on consult to show that the activities do not conflict with the interests of the Company; and (iii) that Salem reserve sufficient time to the satisfactory completion of, and gives highest priority to, assignments undertaken on behalf of the Company.  Upon the Company’s completion of at least five million dollars in financing, Salem shall provide two weeks notice of termination to any third party organization for which he is providing consulting services and, except as provided in this Section 1, shall devote all of his time, interest and efforts to his responsibilities to the Company.

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2.           Employment Period.  Salem shall serve as EVP REGULATORY of the Company for a period of four years, and this Agreement shall thereafter renew automatically for successive one-year periods, unless his employment is otherwise terminated pursuant to the terms set forth in this Agreement.

3.           Place of Employment.  Salem and the Company agree that during the Employment Period, his services will initially be performed from his office in Lexington, Massachusetts, subject to any necessary travel requirements of his position and duties hereunder.  Salem understands and agrees that his position may require relocation so that his services may be performed at the Company’s principal offices currently in Foster City, California.  A determination to relocate Salem shall be made by the CEO and Board of Directors, in consultation with Salem, and shall only occur subsequent to completion of at least five million dollars in financing by the Company.  In the event that a determination is made to relocate Salem, he will be eligible for relocation assistance consistent with the policies of the Company.  The total value of such relocation assistance shall not exceed $50,000.

4.           Base Salary.  On completion of five million dollars in financing the Company shall begin to pay Salem at the rate of $220,000 per year, to be paid at the times and subject to the Company’s standard payroll practices, subject to applicable withholding.  Base salary shall be reviewed at least annually, and increased as recommended by the CEO and agreed to by the Company’s Board of Directors (the “Board”).

5.           Bonus Compensation.  So long as Salem has not been terminated for Cause, as defined in Section 10.2 below, Salem will be eligible for bonus compensation, payable immediately following completion of the Company’s financial statements for each full fiscal year, commencing with the 2012 fiscal year.  Salem’s annual bonus target shall be 40% of his base salary, as adjusted from time to time, based upon the Company’s achieving 100% of certain financial metrics (“Plan Targets”) to be determined by the Board.

6.           Equity Compensation.  As soon as practicable following the date hereof, Salem shall be granted an option to purchase up to 400,000 shares of the Company’s Common Stock under the terms of the Company’s 2010 Stock Option Plan.  Options typically are granted at the next meeting of the Company’s Board of Directors following your commencement of employment. The exercise price for this option will be $0.10.  Following your formal written acceptance of the stock option grant, the option will vest in accordance with the following schedule:

               (a) the option will vest with respect to 1/16th of the total number of shares purchasable upon exercise of the option (6.25% of the total option grant) after three months of continuous employment; and

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               (b) the option will vest with respect to an additional 1/48th of the option shares (approximately 2.08333% of the total option grant) at the close of each month during the remaining term of the option, so that the entire option is vested after four years of continuous employment.

Notwithstanding the foregoing, in the event of a closing of a Change of Control (as defined below) transaction, all your option from this agreement and others shall immediately vest and become fully exercisable.

“Change of Control” shall mean (a) a sale or disposition of all or substantially all of the assets of the Company; (b) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger, or reorganization; or (c) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred; provided that the foregoing shall not include (i) any consolidation with a wholly owned subsidiary of the Company; (ii) any consolidation or merger effected exclusively to change the domicile of the Company or (iii) any transaction or series of transactions principally for bona fide financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof.

Please note that at present the Company’s shares are not listed on any stock exchange, publicly traded or qualified for sale to the public.  Any issuance, offer or sale of the Company’s shares (including shares issuable upon exercise of your option) will be subject to compliance with state and federal securities law and the terms of any underwriting, offering or listing agreements.

7.           Employee Benefits.

a.           For so long as Salem is employed by the Company, Salem will be entitled to participate in the same employee benefits plans generally available to the Company’s other executive and managerial employees, subject to the terms of the applicable plans, including: (i) all health insurance benefits provided to the Company’s exempt employees; (ii) paid vacation in accordance with the Company’s policies and procedures in effect with respect to the Company’s other senior officers (for which the days selected for Salem’s vacations shall be scheduled at a mutually agreeable time for the Company and Salem), provided, that Salem shall receive not less than 14 days of paid vacation per year and such days shall accrue if not used pursuant to the Company’s standard vacation policies; and (iii) eligibility to participate in any profit sharing or other retirement plan maintained by the Company for its executive employees.

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b.           Upon completion of five million dollars in financing the Company shall obtain and maintain coverage for Salem under a director and officer insurance policy during the term of his employment that is equal to or comparable to the same coverage provided to the Company’s other executive officers.

c.           The Company shall reimburse Salem for all reasonable and usual business expenses incurred in the performance of Salem’s duties in accordance with Virolab policies.

8.           Indemnification by the Company.  To the fullest extent permitted by law, the Company agrees to indemnify and hold Salem harmless for any actions made in good faith while performing his duties under this Agreement.

9.           Non-Disclosure of Confidential and Proprietary Information.  Salem confirms that he has previously executed and delivered to the Company the Company’s standard form of Employee Confidential Information and Inventions Agreement.  Salem acknowledges and agrees that such Agreement remains in full force and effect and that he is not in breach thereof.

10.           Termination.

10.1                  Severance.  If after ninety days of employment Salem is terminated other than for “Cause” or if he resigns as a result of a “Constructive Termination,” then Salem shall be offered, in exchange for a release of all claims, a lump sum severance payment equal to 6 months base salary (the “Severance Payment”) and a lump sum payment equal to 50% of all bonus payments made in the 12 months prior to the end of employment date, as then determined.  On the first anniversary of Salem’s continuous employment by the Company the amount of the Severance Payment shall increase to the equivalent of 7 months of the then applicable base salary.  The Severance Payment shall increase by one additional month on each subsequent annual anniversary of Salem’s continuous employment by the Company up to a maximum of 12 months equivalent of the then applicable base salary.

10.2                  For purposes of this Agreement, “Cause” means:

a.           Commission of an act (i) which is a felony, involving moral turpitude or dishonesty, or constituting common law fraud, (ii) having a material adverse effect on the business or affairs of the Company or its affiliates or shareholders, or (iii) constituting gross negligence in the performance of Salem’s duties hereunder;

b.           Intentional or willful misconduct or refusal to follow the written lawful instructions of the Board; or

c.           Intentional or willful breach of the material terms of this Agreement, his Employee Confidential Information and Inventions Agreement or any other agreement between Salem and the Company.

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For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

10.3                  Resignation  Due to “Constructive Termination”.  For purposes of this Agreement, resignation as a result of “Constructive Termination” means that any of the following is undertaken without Salem’s express written consent and Salem resigns from the Company within 30 days of such action:

a.           A substantial diminution in Salem’s title, duties, or compensation, other than a change in title resulting from a merger or acquisition of the Company or a sale of all or substantially all of the Company’s assets;

b.           A substantial increase in Salem’s duties without a mutually agreeable increase in compensation;

c.           A relocation of Salem’s principal business office to a location more than 50 miles from Lexington, Massachusetts other than a relocation pursuant to Section 3 above; or, if Salem has been relocated pursuant to Section 3 above, to a location more than 50 miles from Foster City, California; or

d.           The Company’s material breach of this Agreement that remains uncured for 30 days following Salem’s written notice of such breach to Board.

10.4           Termination by Salem.  Salem shall have the right to terminate his employment with the Company at any time during the Employment Period by providing not less than thirty (30) days advance written notice of the scheduled termination date.  The effect of termination of employment by Salem shall be the same as described in 10.6 herein.

10.5           Continued Affiliation With the Company. Salem’s stock options granted pursuant to this Agreement shall continue to vest for so long as Salem is affiliated with the Company either as an employee or as a Board member.

10.6           Effect of Termination For “Cause”.  Upon any termination of this Agreement for Cause, the Company will have no further obligation to make any payment to Salem, under this Agreement or otherwise, except for the salary and vacation accrued as of the date of termination.  In addition, Salem’s entitlement to participate in any Company benefit plans shall immediately cease as of the date of termination, except as otherwise required by law.

10.7           Cooperation with Company At Termination of Employment.  Upon termination of this Agreement by either party, Salem shall cooperate fully with Company in providing an orderly transition of all Salem’s pending work.  Upon the mutual agreement of the Parties, Salem also may provide such full-time or part-time services as Company may reasonably require during all or any part of the period following any notice of termination given by either party.

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10.8           Return of Company Property Upon Termination.  Upon termination of Salem’s employment, Salem shall return all originals and copies of the Company’s property in Salem’s possession or control, including equipment, devices, vehicles, keys, computers, and including materials, memoranda, records, reports, recordings, customer lists or other documents, and specifically including any documents or computer disks or records containing confidential information, trade secrets or other proprietary information

11.           Nature of Employment.  Salem represents to the Company that he has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be provided in accordance with this Agreement.  In addition, while employed with the Company, Salem shall not, whether for compensation or otherwise, directly or indirectly perform any services or acts for any person or entity who is in competition with any business, services or products being offered for sale or produced by the Company.  Salem shall not own an interest in, participate in or be connected as an officer, employee, agent, independent contractor, partner, shareholder or principal, of any corporation, partnership, proprietorship, firm, association, person, or other entity that directly or indirectly compete with the services and business of Company.

12.           Nonsolicitation Upon Termination of Employment.

12.1                  Nonsolicitation of Clients.  Salem agrees all customers or clients of the Company for which Salem provides services during Salem’s employment are solely the clients of the Company and not of Salem.  Salem agrees that both while employed and for a period of one year after the termination of this Agreement for any reason, Salem shall not, either directly or indirectly, solicit business, as to products or services competitive with those of the Company, from any of the Company’s clients or prospective clients.

12.2                  Nonsolicitation of Employees.  Salem agrees the Company has invested substantial time and effort and resources in assembling, training and managing its present staff of personnel, which constitutes a significant asset of the Company.  Accordingly, Salem agrees that both while employed and for a period of one year after the termination of this Agreement for any reason, Salem will not directly or indirectly solicit any of the Company’s employees to leave their employment with the Company.

13.           Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Salem at the last address he has filed in writing with the Company or, in the case of the Company, to the General Counsel or Chief Executive Officer at the Company’s principal executive offices.

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14.           Binding Agreement.  This Agreement shall be binding upon Salem and the Company on and after the date of this Agreement.  The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company and any successor of the Company.

15.           Integration.  This Agreement and the stock option agreement entered into pursuant to Section 6 above constitute the entire understanding of Salem and the Company with respect to the subject matter herein and supersedes and voids any and all prior agreements or understandings, written or oral, regarding the subject matter hereof.  To the extent any of the referenced agreements are inconsistent with this Agreement, the terms of this Agreement shall control.  This Agreement may not be changed, modified, or discharged orally, but only by an instrument in writing signed by the Parties.

16.           Construction.  Each party has reviewed this Agreement.  Therefore the normal rule of construction that any ambiguity or uncertainty in any writing shall be interpreted against the party drafting the writing shall not apply to any action on this Agreement.

17.           Governing Law.  This Agreement shall be governed by the laws of the State of California, and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

18.           Severability.  Any provision of this Agreement which is prohibited or unenforceable by any court of competent jurisdiction will immediately become null and void, leaving the remainder of this Agreement in full force and effect. Any such prohibition or unenforceability in any court of competent jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

VIROLAB, INC.

Dated: 20 June, 2011	By:	/s/ James A.D. Smith
James A. D. Smith, Chief Executive Officer

Dated: 20 June, 2011	By:	/s/ Mohammed A. Salem
Mohammed A. Salem, Ph.D.

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EXHIBIT A
Virolab, Inc.
Executive Vice President, Regulatory Affairs and Quality Responsibilities

The Executive Vice President of Regulatory Affairs and Quality (EVP Regulatory) is a pivotal position at the Company, with responsibility to provide a high level, strategic leadership and establish across all programs the regulatory, quality and compliance support of early and late stage development as well as the product pipeline which will serve to further strengthen and expand the Company’s domestic and global presence. This individual will provide the experience necessary to lead, manage and coordinate global regulatory activities for the Company’s portfolio in collaboration with both internal and external groups and execute plans according to agreed timelines and budgets.

The EVP Regulatory will play a key role in developing and implementing a regulatory strategy for the Company’s pipeline projects and in particular prepare, submit and manage the new INDs and NDAs/CTDs submission of MEL-1, the therapeutic vaccine and EDIVPH, the IVD diagnostic test kit for HPV so as to ensure that the Company’s programs are of good quality and are approved by regulatory authorities in a timely manner with optimal labeling. The EVP Regulatory will serve as the primary point of contact with all the regulatory agencies in the Americas (USA, Canada, Central and South America), Europe and the rest of the world with responsibility for all regulatory agency submissions and communications worldwide.

Specific responsibilities include:

1.
Presents and defends the regulatory, compliance and quality strategies to relevant groups (project team, development teams, partners, collaborators and investors etc.) and provide support to all development and life cycle projects.

2.
Plans, prepares, manages and monitors the filing of regulatory submissions to support current and new product approvals, builds and maintains a strong relationship with Regulatory Health Authorities, external contacts and internal teams.

3.
Manages all submission processes and coordinates responses to regulatory agencies questions and requests with internal groups as well as with consultants, vendors, contract research organizations and corporate partners as required and can influence and work well with upper management, physicians, scientists and peers.

4.
Participates in developing global manufacturing and validation of analytical methods required to prepare and test the product to control the processes, ensure compliance and robustness in order to achieve and maintain product licensing.

5.	Develops and implements regulatory strategies, including regulatory risk management ensuring that the main regulatory health authorities issues are highlighted and addressed timely and satisfactorily.

6.
Ensures high quality and professional interactions with world-wide health authorities and is the key formal and informal contact person with all the regulatory agencies and builds effective relationships with regulatory health authorities.

7.
Results oriented, focused,  pro-active regulatory leader with excellent organizational skills, project management skills, ability to think strategically and can diagnose issues, have good judgment, strong analytical skills, able to adjust quickly to changes, learns from mistakes, solves problems as they arise and provide alternative solutions to stakeholders.

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8.
Supports business development efforts and actively participates in due diligence evaluation processes and participates in the review of labeling and promotional material to ensure compliance with regulations marketing and commercial operations.

9.	Offers regulatory support, advice and recommendations to the Company’s executive management and Board of Directors as well as to all departments within the Company.

10.
Responsible for supporting the development of employees within Regulatory, Quality, Compliance and Clinical Development through coaching, mentoring, training and teaching and ensure compliance with USA-FDA and other national and international regulatory health requirements.

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